Exhibit 99.1

For Immediate Release

BSD Medical Corp.:  Lecture at Surgical Oncology Conference Reports Near Doubling of Disease-Free Survival when Hyperthermia Therapy Was Added to Chemotherapy in Treating Sarcoma Cancer Patients

SALT LAKE CITY—March 12, 2009— BSD Medical Corp. (NASDAQ:BSDM) announced today that Professor Rolf Issels, MD PhD of the Munich University Medical School in Germany delivered an invited lecture entitled, "Regional Hyperthermia Combination with Chemotherapy for High Risk Soft Tissue Sarcoma" at The Society of Surgical Oncology conference recently concluded at the Phoenix Convention Center in Arizona.  Dr. Issels, as the lead investigator for this major study, presented the results of a 341 patient randomized Phase III clinical trial that evaluated the benefit of adding hyperthermia therapy to chemotherapy for the treatment of cancer. The study was conducted at nine major European cancer treatment institutions and at Duke University Medical Center in the USA. The study demonstrated that both disease-free survival time and local tumor progression free survival time nearly doubled for patients with locally advanced, high-grade soft tissue sarcomas when hyperthermia therapy, using the BSD-2000 hyperthermia system, was added to chemotherapy, as compared to patients who received chemotherapy alone.

The study was conducted under the direction of the European Society of Hyperthermic Oncology (ESHO RHT-95) and the European Organization for Research and Treatment of Cancer (EORTC 62961). Duke University was a participant in the international study listed on the National Cancer Institute’s website at http://www.cancer.gov/clinicaltrials/EORTC-62961 under the NCI number NCT00003052.

All hyperthermia treatments performed in the study were conducted using BSD-2000 hyperthermia systems developed and produced by BSD Medical Corp. The BSD-2000 hyperthermia therapy system was designed to non-invasively deliver precision focused hyperthermia therapy to cancerous tumors, including certain tumors located deep in the body.

About BSD Medical

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery.  In the United States the BSD-2000 is available for investigational use only.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.